Exhibit 99

Oriental Financial Group First Quarter 2012 Results

SAN JUAN, Puerto Rico, April 23, 2012 – Oriental Financial Group Inc. (NYSE: OFG) today announced results for the first quarter ended March 31, 2012.

“Our excellent first quarter performance shows our great progress so far towards achieving our goals for 2012,” said José Rafael Fernández, President, Chief Executive Officer and Vice Chairman of the Board. “The investments we are making in our commercial banking capabilities, active management of our risk exposures, and transforming our financial model have resulted in a growing franchise with a very strong capital position.

“Net interest margin increased to 2.59% sequentially due to higher yields on both loans and investment securities and lower cost of deposits and wholesale borrowings. We had strong year over year growth in banking and wealth management fee revenues, and record commercial loan production and assets under management levels.

“We continued to move away from our reliance on our investment securities portfolio by improving interest income from our loan portfolio. We also continued to effectively manage our non-interest expenses and share buy back program.

“Complementary to our focus in growing our commercial business, we achieved a noticeable improvement in asset quality, resulting in a reduction in non-performing, non-covered loans.”

1Q12 Financial Summary

•

Income available to common shareholders of $9.5 million, or 0.23 per diluted share, compares to $1.9 million, or $0.04 per share, in the year ago quarter and a loss of ($13.1) million, or ($0.31) per share, in the preceding 2011 quarter.

•	Pre-tax operating income of $11.3 million compares to $12.4 million in the year ago quarter and $6.1 million in the preceding quarter.

•	Net interest rate margin of 2.59% versus 2.26% in the year ago quarter and 1.76% in the preceding quarter.

•

Loan production totaled $110.2 million, up 41.3% year over year and 2.7% quarter over quarter. The strategically significant commercial category hit a record $55.4 million in production, a more than three-fold increase from the year ago quarter and 16.7% greater than in the preceding quarter.

•	Using available cash, Oriental paid off in mid-March 2012 $105 million in maturing FDIC Temporary Liquidity Guarantee Program (TLGP) Notes with a cost of 3.75%.

•	Non-performing non-covered loans were down 9.2% from the preceding quarter.

•	Book value per share at March 31, 2012 amounted to $15.27, up 7.4% from a year ago and 0.4% from December 31, 2011.

•	Cash dividends per common share of $0.06 were up 20.0% from the year ago quarter.

•	Common shares outstanding at March 31, 2012 were 40.7 million, a reduction of 10.3% from a year ago and 1.3% from December 31, 2011, reflecting the Company’s stock repurchase program.

1Q12 Income Statement Analysis

•

Interest income from loans of $39.7 million represented an increase of 23.2% year over year and 0.7% quarter over quarter. Year over year growth stems from improved performance of covered loans (the former Eurobank portfolio). Sequentially, results benefited from growth of Oriental’s non-covered commercial, auto leasing and consumer loan portfolio. Interest income from loans, as a percentage of total interest income, equaled 57%, up from 41% in the year ago quarter, underscoring Oriental’s emphasis on increased banking activity.

•

Interest income from investment securities of $30.3 million declined 34.0% year over year and increased 17.0% quarter over quarter. The year over year reduction reflects lower yields and the strategic decision to reduce the size of the investment securities portfolio. The quarter over quarter improvement benefited from a $7.8 million reduction in premium amortization on mortgage backed securities, as repayments slowed.

•	Total interest expense of $31.1 million declined 23.8% year over year and 16.9% quarter over quarter, reflecting lower cost of funds and balances of both deposits and wholesale funding.

•

Total banking and wealth management revenues of $11.7 million rose 14.2% year over year. Wealth management revenues grew 25.8% due to increased brokerage, trust and insurance business. Assets under management were a record $4.4 billion at March 31, 2012, up 9.7% from a year ago and 7.0% from the end of the preceding quarter, due to new assets and improved market valuations.

•

Total non-core, non-interest income was $1.3 million compared to a loss of ($2.8) million in the year ago quarter and a loss of ($22.8) million in the preceding quarter. First quarter 2012 results primarily reflect: (i) a net gain on the sale of securities of $7.4 million as Oriental took strategic advantage of market opportunities; and (ii) amortization of $4.8 million of the FDIC loss-share indemnification assets mainly due to an improvement in the revised cash flow projections of certain former Eurobank loan pools in 2011.

•	Due to effective cost controls, non-interest expenses of $29.1 million were down 5.5% from a year ago and 4.3% below the preceding quarter.

March 31, 2012 Balance Sheet Analysis

•

Borrowings of $3.4 billion declined 2.9% from December 31, 2011, due to the aforementioned pay down of the FDIC notes. In December 2011, as previously reported, $600 million in repurchase agreement (repo) funding with an average cost of 4.23% matured. Half of the repos were paid off and the balance was renewed at an effective rate of 2.36%. As a result of these transactions, cost of borrowings declined to 2.49% in the first quarter of 2012 from 2.82% in the preceding quarter.

•

Retail deposits of $2.0 billion declined slightly compared to December 31, 2011 as cost of those deposits dropped to 1.54% from 1.66%. Wholesale deposits were $105.7 million below December 31, 2011, with the cost dropping to 1.81% from 2.45%.

•	Stockholders’ equity of $689.3 million declined 0.9% from December 31, 2011, which includes the effect of stock repurchases. Book value per share, however, increased to $15.27, from $15.22.

•

Cash and cash equivalents (including securities purchased under agreements to resell) of $624.0 million increased 3.1% from December 31, 2011, reflecting repayments on MBS, partially offset by the pay down of the FDIC notes and of wholesale deposits.

•	Total investments of $3.6 billion declined 5.8% from December 31, 2011, primarily reflecting the aforementioned sale of securities.

•

Total non-covered loans of approximately $1.2 billion increased 1.8% from December 31, 2011. Growth of commercial and auto leasing loans more than offset the reduction of residential mortgage loans. Covered loans of $461.8 million declined 7.0% from December 31, 2011 as they continued to pay down in line with projections.

Other 1Q12 Highlights

•

Credit Quality – Non-Covered Assets: Non-performing assets declined 6.4% from December 31, 2011. Net credit losses of $2.7 million were approximately level with the fourth quarter of 2011. Provision for loan and lease losses of $3.0 million declined 21.1% compared to the year ago and the preceding quarters. The allowance of $37.4 million increased 0.9% from the preceding quarter. Early delinquency loans (30-89 days past due) dropped 7.0% year over year and 5.1% from the preceding quarter.

•

Credit Quality – Covered Assets (the former Eurobank loans): Provision for loan and lease losses was $7.2 million, reflecting the results of quarterly revisions to the expected cash flows considering recent experiences of certain other pools of loans. The provision is net of the estimated losses claimable to the FDIC.

•

Stock Repurchases: Under its authorization to repurchase $70 million in shares of its common stock in the open market, Oriental bought approximately 603,000 shares, at an average price of $11.61 per share, during the quarter ended March 31, 2012. Approximately $33 million remains under the present buyback authorization. During 2011, Oriental bought approximately 5.2 million shares at an average price of $11.28 per share.

•

Capital: Oriental maintains regulatory capital ratios well above the requirements for a well-capitalized institution. At March 31, 2012, the Leverage Capital Ratio was 10.12%, Tier-1 Risk-Based Capital Ratio was 32.34%, and Total Risk-Based Capital Ratio was 33.64%.

Conference Call

A conference call to discuss Oriental’s results, outlook and related matters will be held Monday, April 23, 2012, at 10:00 AM Eastern and Puerto Rico Time. The call will be accessible live via a webcast on Oriental’s Investor Relations website at www.orientalfg.com. A webcast replay will be available shortly thereafter. Access the webcast link in advance to download any necessary software.

Full Financial Tables

Full financial tables for the first quarter of 2012 can be found on the Webcasts, Presentations & Other Files page of Oriental’s Investor Relations website at www.orientalfg.com.

About Oriental Financial Group

Oriental Financial Group Inc. is a diversified financial holding company that operates under U.S. and Puerto Rico banking laws and regulations, principally through its two subsidiaries, Oriental Bank and Trust and Oriental Financial Services. Now in its 48th year in business, Oriental provides a full range of commercial, consumer and mortgage banking services, as well as financial planning, trust, insurance, investment brokerage and investment banking services, primarily in Puerto Rico, through 30 financial centers. Investor information about Oriental can be found at www.orientalfg.com.

Non-GAAP Financial Measures

From time to time, Oriental uses certain non-GAAP measures of financial performance to supplement the financial statements presented in accordance with GAAP. Oriental presents non-GAAP measures when its management believes that the additional information is useful and meaningful to investors. Non-GAAP measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Oriental’s management has reported and discussed the results of operations herein both on a GAAP basis and on a pre-tax operating income basis (defined as net interest income, less provision for loan and lease losses, plus banking and wealth management revenues, less non-interest expenses, and calculated on the accompanying table). Oriental’s management believes that, given the nature of the items excluded from the definition of pre-tax operating income, it is useful to state what the results of operations would have been without them so that investors can see the financial trends from Oriental’s continuing business.

Tangible common equity consists of common equity less goodwill. Management believes that the ratios of tangible common equity to total assets and to risk-weighted assets assist investors in analyzing Oriental’s capital position.

Forward-Looking Statements

The information included in this document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market in Puerto Rico; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of any acquired entity. For a discussion of such factors and certain risks and uncertainties to which Oriental is subject, see Oriental’s annual report on Form 10-K for the year ended December 31, 2011, as well as its other filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, Oriental assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

# # #

Contacts:

Puerto Rico: Marilyn Santiago (msantiago@OrientalFG.com), Oriental Financial Group Inc., (787) 993-4648

U.S.: Steven Anreder (steven.anreder@anreder.com) and Gary Fishman (gary.fishman@anreder.com), Anreder & Company, (212) 532-3232

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	QUARTER ENDED
	31-Mar-12	31-Mar-11%		31-Dec-11
SUMMARY OF OPERATIONS (Dollars in thousands):

Interest Income:
Loans
Loans not covered under shared-loss agreements with the FDIC	$18,123	$17,965	0.9%	$17,238
Loans covered under shared-loss agreements with the FDIC	21,541	14,226	51.4%	22,158

Total interest income from loans	39,664	32,191	23.2%	39,396
Mortgage-backed securities	28,326	43,739	-35.2%	23,649
Investment securities	1,524	1,855	-17.8%	1,897
Short term investments	405	250	62.0%	314

Total interest income	69,919	78,035	-10.4%	65,256

Interest Expense:
Deposits	9,153	12,226	-25.1%	10,519
Securities sold under agreements to repurchase	17,570	24,159	-27.3%	22,402
Advances from FHLB and other borrowings	3,097	3,049	1.6%	3,116
FDIC-guaranteed term notes	909	1,021	-11.0%	1,021
Subordinated capital notes	328	302	8.6%	316

Total interest expense	31,057	40,757	-23.8%	37,374

Net interest income	38,862	37,278	4.2%	27,882
Provision for non-covered loan and lease losses	3,000	3,800	-21.1%	3,800
Provision for covered loan and lease losses, net	7,157	549	1203.6%	—

Total provision for loan and lease losses, net	10,157	4,349	133.5%	3,800

Net interest income after provision for loan and lease losses	28,705	32,929	-12.8%	24,082

Non-Interest Income (Loss):
Wealth management revenues	5,889	4,682	25.8%	5,927
Banking service revenues	3,286	3,724	-11.8%	3,648
Mortgage banking activities	2,502	1,823	37.2%	2,859

Total banking and wealth management revenues	11,677	10,229	14.2%	12,434
Total loss on other-than-temporarily impaired securities	—	—	0.0%	(15,018)
Portion of loss on securities recognized in other comprehensive income	—	—	0.0%	—

Other-than-temporary impairments on securities	—	—	0.0%	(15,018)
Net accretion (amortization) of FDIC shared-loss indemnification asset	(4,827)	1,211	-498.6%	(3,189)
Net gain (loss) on:
Sales of securities and derivative activities	7,351	(3,989)	284.3%	52
Foreclosed real estate	(398)	(132)	-201.5%	(1,383)
Other	(833)	86	-1068.6%	(3,251)

Total non-interest income (loss), net	12,970	7,405	75.2%	(10,355)

Non-Interest Expenses:
Compensation and employee benefits	10,365	11,688	-11.3%	11,041
Professional and service fees	5,298	5,448	-2.8%	5,236
Occupancy and equipment	4,186	4,405	-5.0%	4,419
Insurance	1,820	1,985	-8.3%	1,709
Electronic banking charges	1,558	1,454	7.2%	1,724
Taxes, other than payroll and income taxes	1,174	1,380	-14.9%	1,299
Loan servicing and clearing expenses	967	1,021	-5.3%	907
Foreclosure, repossession and other real estate expenses	954	723	32.0%	633
Advertising, business promotion, and strategic initiatives	848	1,192	-28.9%	1,589
Communication	412	397	3.8%	411
Director and investor relations	309	287	7.7%	328
Printing, postage, stationery and supplies	308	282	9.2%	327
Other	886	519	70.7%	784

Total non-interest expenses	29,085	30,781	-5.5%	30,407

Income (loss) before income taxes	12,590	9,553	31.8%	(16,680)
Income tax expense (benefit)	1,937	6,472	-70.1%	(4,794)

Net income (loss)	10,653	3,081	245.8%	(11,886)
Less: Dividends on preferred stock	(1,201)	(1,201)	0.0%	(1,200)

Income available (loss) to common shareholders	$9,452	$1,880	402.8%	$(13,086)

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	QUARTER ENDED
	31-Mar-12	31-Mar-11%		31-Dec-11
(Dollars in thousands, except per share data)

PRE-TAX OPERATING INCOME
Net interest income	$38,862	$37,278	4.2%	$27,882
Provision for non-covered loan and lease losses	(3,000)	(3,800)	21.1%	(3,800)
Provision for covered loan and lease losses, net	(7,157)	(549)	-1203.6%	—
Core non-interest income:
Wealth management revenues	5,889	4,682	25.8%	5,927
Banking service revenues	3,286	3,724	-11.8%	3,648
Mortgage banking activities	2,502	1,823	37.2%	2,859

Total core non-interest income	11,677	10,229	14.2%	12,434
Non-interest expenses	(29,085)	(30,781)	5.5%	(30,407)

Total Pre-tax operating income	$11,297	$12,377	-8.7%	$6,109

INCOME (LOSS) PER COMMON SHARE
Basic	$0.23	$0.04	464.5%	$(0.31)

Diluted	$0.23	$0.04	464.1%	$(0.31)

COMMON STOCK DATA
Average common shares outstanding and equivalents	41,162	46,433	-11.4%	42,668

Cash dividends per share of common stock	$0.06	$0.05	20.0%	$0.06

Cash dividends declared on common shares	$2,442	$2,269	7.6%	$2,476

Pay-out ratio	26.14%	122.85%	-78.7%	-19.58%

SELECTED FINANCIAL DATA

PERFORMANCE RATIOS:
Return on average assets	0.65%	0.17%	284.7%	-0.68%

Return on average common equity	6.02%	1.14%	430.4%	-7.98%

Equity-to-assets ratio	10.67%	9.94%	7.4%	10.39%

Efficiency ratio	57.55%	64.79%	-11.2%	75.42%

Expense ratio	1.16%	1.24%	-6.9%	1.13%

TAX EQUIVALENT SPREAD
Interest-earning assets	4.66%	4.73%	-1.6%	4.11%
Tax equivalent adjustment	1.01%	0.90%	12.2%	0.86%

Interest-earning assets - tax equivalent	5.67%	5.63%	0.6%	4.97%
Interest-bearing liabilities	2.13%	2.51%	-15.0%	2.43%

Tax equivalent interest rate spread	3.53%	3.12%	13.2%	2.54%

Tax equivalent interest rate margin	3.59%	3.16%	13.6%	2.62%

NORMAL SPREAD
Investments	2.80%	3.80%	-26.2%	2.23%
Loans
Loans not covered under shared-loss agreements with the FDIC	6.05%	6.13%	-1.3%	5.75%
Loans covered under shared-loss agreements with the FDIC	17.52%	9.30%	88.4%	17.12%

	9.39%	7.22%	30.0%	9.18%

Interest-earning assets	4.66%	4.73%	-1.6%	4.11%

Deposits
Retail deposits	1.54%	1.99%	-22.46%	1.66%

Wholesale deposits	1.81%	1.61%	12.38%	2.45%

	1.58%	1.91%	-17.05%	1.79%

Borrowings
Securities sold under agreements to repurchase	2.30%	2.79%	-17.6%	2.69%
Advances from FHLB and other borrowings	3.76%	3.79%	-0.9%	3.83%
FDIC-guaranteed term notes	4.11%	3.86%	6.6%	3.88%
Subordinated capital notes	3.64%	3.35%	8.5%	3.50%

	2.49%	2.91%	-14.3%	2.82%

Interest-bearing liabilities	2.13%	2.51%	-15.0%	2.43%

Interest rate spread	2.52%	2.22%	13.6%	1.68%

Interest rate margin	2.59%	2.26%	14.5%	1.76%

AVERAGE BALANCES
Investments	$4,316,332	$4,819,746	-10.4%	$4,628,941
Loans	1,690,396	1,784,162	-5.3%	1,717,081

Interest-earning assets	$6,006,728	$6,603,908	-9.0%	$6,346,022

Deposits	$2,310,878	$2,560,501	-9.7%	$2,354,569
Borrowings	3,512,418	3,925,935	-10.5%	3,802,972

Interest-bearing liabilities	$5,823,296	$6,486,435	-10.2%	$6,157,540

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	AS OF
	31-Mar-12	31-Mar-11%		31-Dec-11
(Dollars in thousands)

BALANCE SHEET

Cash and cash equivalents	$453,997	$317,409	43.0%	$605,477

Securities purchased under agreements to resell	170,000	—	100.0%	—

Investments:
Trading securities	364	1,444	-74.8%	180
Investment securities available-for-sale, at fair value, with amortized cost of $2,591,603 (March 31, 2011 - $3,562,745, December 31, 2011 - $2,873,682)
FNMA and FHLMC certificates	2,402,393	3,187,291	-24.6%	2,676,781
Obligations of US Government sponsored agencies	32,031	—	100.0%	—
CMO’s issued by US Government sponsored agencies	117,873	160,509	-26.6%	130,045
GNMA certificates	25,796	117,710	-78.1%	28,336
Structured credit investments	29,643	45,162	-34.4%	37,288
Obligations of Puerto Rico Government and political subdivisions	58,887	67,305	-12.5%	81,482
Other debt securities	5,793	9,953	-41.8%	5,980

Total investment securities available-for-sale	2,672,416	3,587,930	-25.5%	2,959,912

Investment securities held-to-maturity, at amortized cost, with fair value of $969,400 (March 31, 2011 - $855,816, December 31, 2011 - $904,556)
FNMA and FHLMC certificates	829,465	875,494	8.3%	884,026
CMO’s issued by US Government sponsored agencies	119,026	—	100.0%	—

Total investment securities held-to-maturity	948,491	875,494	8.3%	884,026

Federal Home Loan Bank (FHLB) stock, at cost	23,779	22,496	5.7%	23,779
Other investments	68	150	-54.0%	73

Total investments	3,645,118	4,487,514	-18.8%	3,867,970

Loans:
Loans not covered under shared-loss agreements with the FDIC:
Mortgage	803,500	861,602	-6.7%	819,651
Commercial	330,076	231,288	42.7%	301,573
Leasing	28,363	13,763	106.1%	25,768
Consumer	41,157	38,818	6.0%	41,301

Total loans receivable not covered under shared-loss agreements with the FDIC, gross	1,203,096	1,145,471	5.0%	1,188,293
Less: Deferred loan fees, net	(4,442)	(4,390)	-1.2%	(4,545)

Total loans receivable not covered under shared-loss agreements with the FDIC	1,198,654	1,141,081	5.0%	1,183,748
Allowance for loan and lease losses on non-covered loans	(37,361)	(32,727)	-14.2%	(37,010)

Loans receivable, net	1,161,293	1,108,354	4.8%	1,146,738
Mortgage loans held for sale	33,439	34,216	-2.3%	26,939

Total loans not covered under shared-loss agreements with the FDIC, net	1,194,732	1,142,570	4.6%	1,173,677

Loans covered under shared-loss agreements with the FDIC:
Loans secured by 1-4 family residential properties	140,105	161,145	-13.1%	140,824
Construction and development secured by 1-4 family residential properties	17,626	16,516	6.7%	16,976
Commercial and other construction	321,632	378,940	-15.1%	325,832
Leasing	25,581	69,630	-63.3%	36,122
Consumer	13,252	17,140	-22.7%	13,778

Loans covered under shared-loss agreements with the FDIC	518,196	643,371	-19.5%	533,532
Allowance for loan and lease losses on covered loans	(56,437)	(53,480)	-5.5%	(37,256)

Loans covered under shared-loss agreements with the FDIC, net	461,759	589,891	-21.7%	496,276

Total loans, net	1,656,491	1,732,461	-4.4%	1,669,953

FDIC shared-loss indemnification asset	378,444	438,910	-13.8%	392,367
Foreclosed real estate covered under shared-loss agreements with the FDIC	12,181	16,212	-24.9%	13,867
Foreclosed real estate not covered under shared-loss agreements with the FDIC	16,356	12,792	27.9%	13,812
Other repossessed assets covered under shared-loss agreements with the FDIC	811	2,503	-67.6%	708
Core deposit intangible	1,150	1,292	-11.0%	1,185
Accrued interest receivable	18,750	28,634	-34.5%	20,182
Deferred tax asset, net	33,123	30,786	7.6%	32,023
Prepaid FDIC Insurance	10,106	15,173	-33.4%	11,599
Premises and equipment, net	20,722	23,353	-11.3%	21,520
Other prepaid expenses	5,138	8,093	-36.5%	6,498
Servicing asset	10,725	9,963	7.6%	10,454
Tax credits	1,303	3,105	-58.0%	1,303
Debt issuance costs	760	1,991	-61.8%	1,067
Goodwill	2,701	2,701	0.0%	2,701
Investment in statutory trust	1,086	1,086	0.0%	1,086
Derivative assets	12,515	26,770	-53.2%	9,317
Accounts receivable and other assets	9,878	15,511	-36.3%	10,577

Total assets	$6,461,355	$7,176,259	-10.0%	$6,693,666

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	AS OF
	31-Mar-12	31-Mar-11%		31-Dec-11
(Dollars in thousands)

Deposits:
Non-interest bearing demand deposits	$180,768	$175,679	2.9%	$190,001
Interest-bearing savings and demand deposits	1,060,101	1,012,710	4.7%	1,041,529
Individual retirement accounts	368,787	358,688	2.8%	361,411
Retail certificates of deposit	346,406	490,313	-29.4%	378,146

Total Retail Deposits	1,956,062	2,037,390	-4.0%	1,971,087
Institutional deposits	107,363	240,780	-55.4%	168,301
Brokered Deposits	211,143	223,303	-5.4%	255,879

Total deposits	2,274,568	2,501,473	-9.1%	2,395,267

Borrowings:
Short-term borrowings	43,564	32,332	34.7%	39,920
Securities sold under agreements to repurchase	3,056,165	3,456,605	-11.6%	3,056,238
Advances from FHLB	281,713	281,687	0.0%	281,753
FDIC-guaranteed term notes	—	105,112	-100.0%	105,834
Subordinated capital notes	36,083	36,083	0.0%	36,083

Total borrowings	3,417,525	3,911,819	-12.6%	3,519,828

Total interest-bearing liabilities	5,692,093	6,413,292	-11.2%	5,915,095

FDIC net settlement payable	—	1,911	-100.0%	115
Derivative liabilities	49,426	—	100.0%	47,425
Accrued expenses and other liabilities	30,547	47,928	-36.3%	35,476

Total liabilities	5,772,066	6,463,131	-10.7%	5,998,111

Preferred stock	68,000	68,000	0.0%	68,000
Common stock	47,841	47,808	0.1%	47,809
Additional paid-in capital	499,786	498,303	0.3%	499,096
Legal surplus	51,245	46,717	9.7%	50,178
Retained earnings	74,091	50,727	46.1%	68,149
Treasury stock, at cost	(81,772)	(28,746)	-184.5%	(74,808)
Accumulated other comprehensive income, net	30,098	30,319	-0.7%	37,131

Total stockholders’ equity	689,289	713,128	-3.3%	695,555

Total liabilities and stockholders’ equity	$6,461,355	$7,176,259	-10.0%	$6,693,666

SELECTED FINANCIAL DATA AT YEAR-END

Common shares outstanding at end of period	40,690	45,375	-10.3%	41,245

Book value per common share	$15.27	$14.22	7.4%	$15.22

Tangible book value per common share	$15.17	$14.13	7.4%	$15.12

Trust assets managed	$2,372,129	$2,245,158	5.7%	$2,216,088
Broker-dealer assets gathered	2,058,331	1,792,264	14.8%	1,926,148

Total assets managed	$4,430,460	$4,037,422	9.7%	$4,142,236

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	AS OF
	31-Mar-12	31-Mar-11%		31-Dec-11
CAPITAL DATA

Leverage capital ratio	10.12%	9.52%	6.3%	9.65%
Leverage capital ratio required	4.00%	4.00%		4.00%
Actual tier 1 capital	$663,897	$686,202	-3.3%	$661,614
Tier 1 capital required	$262,522	$288,462	-9.0%	$274,230
Excess over regulatory requirement	$401,375	$397,740	0.9%	$387,384

Tier 1 risk-based capital ratio	32.34%	30.63%	5.6%	31.52%
Tier 1 risk-based capital ratio required	4.00%	4.00%		4.00%
Actual tier 1 risk-based capital	$663,897	$686,202	-3.3%	$661,614
Tier 1 risk-based capital required	$82,104	$89,625	-8.4%	$83,964
Excess over regulatory requirement	$581,793	$596,577	-2.5%	$577,650
Risk-weighted assets	$2,052,603	$2,240,635	-8.4%	$2,099,109

Total risk-based capital ratio	33.64%	31.91%	5.4%	32.80%
Total risk-based capital ratio required	8.00%	8.00%		8.00%
Actual total risk-based capital	$690,403	$714,936	-3.4%	$688,452
Total risk-based capital required	$164,208	$179,251	-8.4%	$167,929
Excess over regulatory requirement	$526,195	$535,685	-1.8%	$520,523
Risk-weighted assets	$2,052,603	$2,240,635	-8.4%	$2,099,109

Tangible common equity to total assets	9.56%	8.92%	7.2%	9.32%
Tangible common equity to total risk-weighted assets	30.08%	28.57%	5.3%	29.71%
Total equity to total assets	10.67%	9.94%	7.3%	10.39%
Total equity to risk-weighted assets	33.58%	31.83%	5.5%	33.14%

Tier 1 common equity to risk-weighted assets	29.03%	27.59%	5.2%	28.28%
Tier 1 common equity	$595,897	$618,202	-3.6%	$593,614

ORIENTAL FINANCIAL GROUP

Financial Summary

(NYSE: OFG)

	QUARTER ENDED
	31-Mar-12	31-Mar-11%		31-Dec-11
(Dollars in thousands)

Loan Production and Purchases Summary:
Mortgage loans production	$45,031	$48,166	-6.5%	$47,584
Mortgage loans purchased	—	4,641	-100.0%	—

Total mortgage	45,031	52,807	-14.7%	47,584

Commercial	55,401	16,643	232.9%	47,466
Leasing	4,564	4,872	-6.3%	5,522
Consumer	5,172	3,640	42.1%	6,698

Total loan production and purchases	$110,168	$77,962	41.3%	$107,270

CREDIT DATA

Net credit losses, excluding loans covered under shared-loss agreements with the FDIC:
Mortgage	$922	$1,775	-48.1%	$1,300
Commercial	1,570	272	477.2%	976
Consumer	131	395	-66.8%	367
Leasing	27	61	-55.7%	16

Total net credit losses	$2,650	$2,503	5.9%	$2,659

Net credit losses to average loans outstanding	0.88%	0.85%	3.5%	0.89%

	AS OF
	31-Mar-12	31-Mar-11%		31-Dec-11

Allowance for loan and lease losses on non-covered loans	$37,361	$32,727	14.2%	$37,010

Allowance coverage ratios:
Allowance for loan and lease losses to total loans (excluding loans covered under shared-loss agreements with the FDIC)	3.03%	2.78%	8.9%	3.06%

Allowance for loan and lease losses to non-performing loans	30.54%	27.02%	13.0%	27.46%

Non-performing assets summary (excluding assets covered under shared-loss agreements with the FDIC):
Mortgage	$88,390	$92,403	-4.3%	$97,340
Commercial	33,082	27,562	20.0%	36,988
Consumer	856	777	10.2%	334
Leasing	12	395	-97.0%	102

Non-performing loans	122,340	121,137	1.0%	134,764
Foreclosed properties	16,356	12,792	27.9%	13,812
Mortgage loans held for sale in non-accrual	1,519	295	414.9%	1,223

Non-performing assets	$140,215	$134,224	4.5%	$149,799

Non-performing loans to:
Total loans, excluding covered loans	10.21%	10.62%	-3.9%	11.38%

Total assets, excluding covered assets	2.06%	1.86%	10.8%	2.19%

Total capital	17.75%	16.99%	4.5%	19.38%

Non-performing assets to total assets, excluding covered assets	2.36%	2.06%	14.6%	2.44%

Non-performing assets to total capital	20.34%	18.82%	8.1%	21.54%

Loans past due (excluding loans covered under shared-loss agreements with the FDIC):
Early delinquency (30-89 days past due)
Mortgage	$35,696	$39,409	-9.4%	$37,435
Commercial	3,652	3,299	10.7%	4,537
Consumer	1,076	1,060	1.5%	783
Leasing	484	207	133.8%	339

	$40,908	$43,975	-7.0%	$43,094

Total delinquency (30 days and over past due)
Mortgage	$124,656	$132,146	-5.7%	$134,775
Commercial	31,736	25,984	22.1%	32,894
Consumer	1,287	1,503	-14.4%	1,117
Leasing	496	602	-17.6%	441

	$158,175	$160,235	-1.3%	$169,227